FINAL TRANSCRIPT



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CCBN StreetEvents Conference Call Transcript

SCT - Q4 2003 Scottish Re Group Limited Earnings Conference Call

Event Date/Time: Feb. 12. 2004 / 11:00AM ET
Event Duration: N/A


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CORPORATE PARTICIPANTS
 Michael French
 Scottish Re Group Limited - Chairman and CEO

 Scott Willkomm
 Scottish Re Group Limited - President

 Elizabeth Murphy
 Scottish Re Group Limited - EVP and CFO



CONFERENCE CALL PARTICIPANTS
 Andrew Kliggerman
 Analyst

 Bruce Wilcox


 John Hall
 Prudential Securities - Analyst

 Ken Suckaberg
 Analyst

 Michael McNaulty
 Context Capital - Analyst

 Ned Davis
 Analyst



Presentation


Operator

Good day ladies and gentlemen and welcome to the Scottish Re fourth quarter earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session, and instructions will follow at that time. If anyone should require assistance during the conference call, please press *0. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host for today's conference Mr. Michael French. Mr. French, you may begin your conference, sir.


Michael French  - Scottish Re Group Limited - Chairman and CEO

Thank you operator and good morning everyone. This is Mike French, Chairman and CEO of Scottish Re Group Limited, and welcome to our fourth quarter conference call. We'll begin the call with comments about the company's financial results and then give an overview of the development of the company's business and then after concluding those prepared remarks, we'll be happy to take your questions. There will be a recording of this call available after 3:00 this afternoon and running through March 4th and there are instructions on how to access that in your conference call invitation, and there is also a replay of the conference call that will be available on our web site at www.scottishre.com.

Before we begin the financial overview, please keep in mind that certain statements that we make are forward-looking statements within the meaning of the Federal Securities Laws and management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied.

At this time, I'm going to turn the call over to Scott Willkomm who will discuss our financial performance and operations for the quarter and for the year. Scott.


Scott Willkomm  - Scottish Re Group Limited - President

Good morning, everybody. Scottish Re reported this morning that income from continuing operations for the quarter ended December 31 2003 was $30.3m or 82 cents per diluted share, as compared to $13.2m or 47 cents per diluted share for the prior year period. Net operating earnings were $18.3m, or 50 cents per diluted share for the quarter ended December 31 2003, as compared to $14.3m or 51 cents per diluted share for the prior year period.

Net operating earnings is a non-GAAP measurement. We determine net operating earnings by adjusting GAAP income from



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continuing operations by net realized capital gains and losses as adjusted for the related effects upon the amortization of deferred acquisition costs and taxes. While these items may be significant components in understanding and assessing the company's consolidated financial performance, the company believes that the presentation of net operating earnings enhances the understanding of its results of operations by highlighting earnings attributable to the normal, recurring operations of its business.

However, net operating earnings are not a substitute for income from continuing operations determined in accordance with the U.S. GAAP. Income from continuing operations for the year ended December 31, 2003 were $48.8m or $1.51 per diluted share compared to $33.2m or $1.25 per diluted share for the prior year.

Net operating earnings for the year ended December 31 2003 amounted to $41m, or $1.27 per diluted share compared to $41.3m or $1.56 per diluted share for 2002. Net income for the quarter including the results of the discontinued Luxemburg operations and the cumulative effect of a change in accounting principle amounted to $10.5m or 29 cents per diluted share, as compared to $12.7m or 45 cents per diluted share for the prior year. Net income for the year ended December 31 2003 was $27.3m or 85 cents per diluted share, compared to $32.5m or $1.23 per diluted share for the prior year period.

During the quarter we adopted the Derivatives Implementation Group implementation issue 36, embedded derivatives, bifurcation of a debt instrument that incorporates both interest rate risk and credit rate risk exposures that are unrelated or only partially related to the creditworthiness of the issuer of the instrument. The initial adoption has resulted in a loss after tax and after related amortization of deferred acquisition costs of $19.5m.

This has been recorded as a cumulative effect of change in accounting principle in our consolidated statement of income for the quarter and the year ended December 31, 2003. The change in fair value of the derivative between October 1 2003 and December 31 2003 was a gain of $13.9m net of the related amortization of deferred acquisition costs.

In addition, during the year we adopted the modified prospective method of fair value-based option expense provisions, that's FAS-148. This has resulted in a charge to income of $49,000 and $207,000 in the quarter and year ended 2003 respectively.

Total revenue for the quarter increased to $196.5m, up from $109.2m for the prior year period, which represents an increase of about 80 percent. For the year, total revenue increased to $557m, up from $306m. Total benefits and expenses increased to $169.2m for the quarter, up from $98.1m, which is an increase of 72 percent. On a year-to-date basis, total benefits and expenses increased to $519m, up from $274m. The increases in both premium and related expenses were principally driven by the growth in the company's reinsurance business in North America and in its worldwide solutions operations, as well as growth in investment income due to the increase in size of our invested assets.

The company's total assets as of the end of the year were $6.1b. The core investment portfolio, which includes cash and cash equivalents, but not including funds withheld at interest totaled $2.4b, and had an average quality rating of AA-, an effective duration of 3.9 years and a weighted average book yield of 4.5 percent. This compares with a portfolio balance of $1.1b, an average quality rating of Double A Minus, an effective duration of three years and an average book yield of 4.9 percent as of the beginning of 2003.

Funds withheld at interest amounted to $1.5b as of the end of the year, and had an average quality rating of A- and an effective duration of 5.1 years and a weighted average book yield of 6.3 percent. This compares with an average quality rating of A, an effective duration of 5.4 years and an average book yield of 6.5 percent as of December 31, 2002. The market value of the funds withheld at interest amounted to approximately $1.6b relative to the carrying value of $1.5b as of year end. Investment losses, which are before taxes but include the amortization of deferred acquisition costs, totaled approximately $500,000 in the quarter. This includes EITF 99-20 losses on structured securities of about $300,000, an $800,000 loss on the sale of one million Parmalat bonds, offset by currency gains of $1.3m and other net gains of approximately $200,000 that one expects to see in a normal course of a $3.5b investment portfolio.

During the quarter we privately placed $30m of trust preferred securities. In December we also completed a public offering of $5.75m hybrid capital units that are called HyCUs. The net proceeds of the offering were $138.2m, and each HyCU consists of a purchase contract issued by us, and a convertible preferred share redeemable on May 21, 2007.

We continued to build book value per share during the quarter, with the company's book value per share topping $18.73 as of the end of the year, as compared with $18.24 per share as of the beginning of the year.

Now I'd like to take a moment to give you a brief overview of the progress we're making in our business and some guidance as to



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how we measure that progress. We'll start with our traditional solutions business, which as you know is mortality risk transfer business in which we target the top life insurance companies in North America. We are very well-established in this market and currently provide reinsurance capacity to over 75 percent of the top 60 North American life companies. We have excellent working relationships with our clients and are benefiting from what we perceive to be a scarcity of capacity in that particular market.

As of December 31, 2003 the company had approximately $275b of life reinsurance in force, covering 6.2m lives with an average benefit per life of approximately $43,000 in our North American operations. This includes $156b of in force arising on the acquisition of ERC Life, that closed on December 22, 2003. As of December 31, 2002, the company started the year with approximately $68b of life reinsurance in force, covering about 1.4m lives with an average benefit per life of about $49,000.

Our production goal for 2003 in the traditional solutions line was to originate about $50b of new business during the course of the year, and we are pleased to report that we were able to exceed that goal by approximately 10 percent, originating approximately $55b of new business. Mortality experience continues to be favorable as well with actual experience during the course of the year slightly below expected levels.

Since inception of this business we've been running at about 90 percent of expected on a cumulative basis. In our financial solutions business we reinsure interest sensitive liabilities such as fixed annuities, universal life insurance and other asset-oriented or intensive products. We measure progress in this business line by assessing or measuring the GAAP reserves that we hold on our balance sheet. Reserves for the financial solutions business line increased to $2.9b as of the end of the year, which represents an increase of 65 percent over the $1.8b that we had as of the beginning of the year.

This $1.1b increase was a bit less than what we had expected to write in 2003 for a number of reasons that we have discussed on previous conference calls. One in particular to note is we have been very selective in reinsuring additional fixed annuity business due to the current interest rate environment, and what we perceive to be non-economic pricing decisions that prevail in the primary market. While there are a select group of seeding companies and products in the fixed annuity space that we might consider reinsuring today, we've been working principally to emphasis other types of interest-sensitive products such as disabled life reserves, universal life products and structured settlement oriented products.

In addition, we've been actively developing financial solutions type opportunities in the mature markets of Europe, where our expertise from the States can be brought to bear. Nevertheless, the number of high quality opportunities in our pipeline highlights, we continue to have opportunity to grow this business line quite profitably and successfully, even in a challenging interest rate environment.

Interest spreads in the business, in the financial solutions business, were 1.51 percent for the year - or for the quarter, rather, and were 1.52 percent for the year. Despite changes in interest rates throughout the year, our product selection, coupled with asset liability and investment management capabilities have produced very stable spreads in our financial solutions business and we expect that that will continue.

In our worldwide solutions business, which is our non-North America business, in the quarter, premiums in the quarter were approximately $67m, which is up significantly from the $28m we recorded in the same quarter last year. As we said in the past and continue to demonstrate, our international business is growing very nicely, and also supports significantly wider margins than we often see in our North America business. So a modest increase in top line in this line provides a meaningful contribution to overall firm profitability.

In addition, the non-U.S. markets are experiencing some of the capacity constraints that we are seeing in North America, which presents both significant growth opportunities for us, as well as improved pricing conditions.

I want to spend just a minute to talk about what we've done coming off of last quarter's disappointing results, and some of the significant steps we've taken to expand the scope and intensity of our client audit function, which is only one element of things that we have done since that time. But with respect to that, we've added two additional full-time auditors to our team, both of whom are qualified CPAs with audit experience. A new quality assurance policy manual was developed and set out the risk assessment methodology to be applied to our business, the supervisory structure, reporting procedures, resource requirements, sampling and other audit procedures.

The risk assessment methodology includes such criteria as size of the business, the date of the last audit, major changes in client operations, programs, and of course variances, both positive and negative against expected financial results.

A formal risk assessment was performed against our existing business, and an audit target list prepared and updated. Twenty-five companies were selected for audit during the course of 2003, with the two largest audited without any material impact on the company's results. In short, significant resources have been applied to the audit area as we mentioned would be the case on our last conference call, and a robust program has been established and is working quite well.

Now let's turn to earnings guidance for 2004. Our efforts to build the business of Scottish Re in 2003 have paved the way for substantial increases in three of the key financial measures by


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which we assess our success as an organization. Number one is growth in operating earnings per share. Number two is growth in book value per share, and number three is increases in returns on equity. And our expectations for 2004 are consistent with those objectives.

Let me give you the headlines first. The headlines for 2004 are, number one, year-over-year operating EPS growth of 70 percent over our reported numbers, which represents year-over-year growth of 21 percent over our 2003 guidance range of $1.77 to $1.87 which negates the poor third quarter results. Number two, 11 percent year-over-year book value per share growth. And finally, number three, expansion of return on equity to 11.5 percent.

Now for some more details that are driving these headlines. Let's talk first about revenue expectations for 2004. Using 2003's total revenues of $557m as a point of reference, we would expect that Scottish Re's total revenues for 2004 would grow approximately 50 percent to 60 percent to a range of $835m to $890m. Driving the revenue increase is the growth in earned premiums of approximately 54 percent to 56 percent over 2003's $392m and growth in investment income of approximately plus or minus a percentage point, 55 percent over 2003's $148m.

As you can infer from that breakdown, we expect that earned premiums will represent approximately 69 percent to 70 percent of total revenue for 2004, with the balance represented by principally investment income. Assuming that the credit markets are consistent with what we see today, and using Moody's credit default models, we would expect that our bond portfolio will produce realized losses totaling approximately $7m to $10m, based upon that portfolio size over the course of the year and Moody's weighted average default score for our portfolio. While this number is greater than the $4.4m realized loss on investments that we've reported for 2003, relative to the size of the investment portfolio, these expected bond losses are trending lower than both '03 and '02.

Finally, with respect to the revenue items, we expect to report fee income of approximately $10m to $15m during the course of 2004. Of the revenue we expect to report in '04, approximately 55 percent will be driven by our North American traditional solutions business; 24 percent will be derived from our financial solutions business, and 20 percent from our worldwide solutions business. Now for those of you who have followed us for some time, our typical business contribution splits are along the lines of 35 percent from traditional, 35 percent from financial with the balance coming from worldwide. However, our acquisition of ERC Life from GE Capital at the end of the year has skewed our source of earnings for 2004 towards the traditional mortality business. However, we still expect that our worldwide business will continue to grow to represent approximately 50 percent of the group's profits over the next three to five years.

We expect that in our North America traditional business we'll originate approximately $65b to $70b of new business, which represents an increase of approximately about 18 percent to 27 percent over 2003, it is $55b of originations. And I might remind you that the $55b exceeded our original guidance of $50b by 10 percent.

In our financial solutions business we expect that 2003's slower volume growth will not persist as potential customers who may not have pulled the trigger in 2003 reevaluate the situations and pursue reinsurance solutions that may have been tabled in 2003.

We expect the GAAP reserves in this product line will increase during the course of '04 by approximately $1.5b, which represents an increase of approximately 15 percent to 20 percent over the $1.1b growth in our GAAP reserves during the course of '03. In addition, our largest financial solutions relationship continues to decrease as a percentage of our total GAAP reserves. Just in the past six months this relationship has decreased from, in the aggregate, 60 percent of our financial solutions reserves to 50 percent as of the end of the year, and we expect that decrease will continue well into 2004.

In terms of operating expenses, we continue to leverage our group infrastructure and our efficient business model, so it should come as no surprise that our operating expense to total revenues ratio continues to decline as the company grows. In 2003, that ratio declined to 5.7 percent from 7.4 percent in 2002. And for 2003 we would expect that ratio would further decline to a range of about
5.3 percent to 5.5 percent.

Finally, the resulting operating EPS that we would expect to report for the year ended 2004 will be in the range of $2.10 to $2.30 per share. While our earnings in a calendar year is somewhat seasonal, as the company has grown the ramp up is becoming less pronounced than might have been observed in prior years. On a quarterly basis our 2004 operating EPS ramp up should follow the following pattern. In Q1 20 to 22 percent of the year's total; 22 to 24 percent in Q2; 24 to 26 percent in Q3 and 28 to 30 percent in Q4.

To summarize our guidance, number one, operating EPS growth of 21 percent over our pre-third quarter disappointment guidance. Number two, 11 percent book value per share growth; and three, return on equity improvement to 11.5 percent from approximately 10.2 percent if one backs out the third quarter's disappointment. Our long-term guidance continues to support a minimum of 20 percent annual operating EPS growth for the next three years, as well as achievement of a 15 percent return on equity by 2006.

I'd like to conclude today's prepared remarks by saying that all of us at Scottish Re are very excited about our prospects for 2004 and beyond. These results that we put up to-date and the prospects that we see reflect the enhancements and the perfection, in some cases, we've made to our business model, the quality of our professional


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team and staff, and our continuing commitment to building shareholder value. Now at this point we will open up for the question and answer session. Operator.


QUESTION AND ANSWER


Operator

Thank you, Mr. Willkomm. (Operator instructions) Our first question comes from Andrew Kliggerman.


Andrew Kliggerman Analyst

Yes, good morning. A couple of questions on the operating earnings. I noticed that there was a tax benefit on operating earnings of about - I want to say about $1.6m. Also, operating expenses at $6.2m seemed unusually low, and I understand the expense ratio outlook, but is a more normalized number more like $8m to $9m as opposed to $6.2m?

And then finally, the fee income number dropped substantially from a run rate north of $2.5m down to I think it was $600,000. So can you speak to each of those items and why they changed, and what their outlooks are?


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

The operating expense run rate is actually lower than you had indicated. The operating for this quarter were marginally below our run rate. However, you have to remember that in Q3 we had some unusual operating expense items. We explained those last quarter.


Andrew Kliggerman Analyst

Yes, I remember.


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

We had some pension costs and we had some severance costs.


Andrew Kliggerman Analyst

So Elizabeth, the run rates of about $8m in the first quarter and a little more than $8m in the second quarter were a little high as well now?


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

Yes, you have to remember that some of the costs that we incurred in Q3 were also running a little bit higher. This quarter was marginally below our expectations. Going into next year we will


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have increases, but I think Q1 and Q2, as we were rationalizing various aspects of our opex, they were running higher than we had anticipated.


Andrew Kliggerman Analyst

Okay.


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

On the fee income, which I think was the third part of your question -


Andrew Kliggerman Analyst

Correct.


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

The fee income, as you know, we have to make estimates of accruals in our business and during Q4 we did have to revise the estimate of one fee income contract. However, on a year-to-date basis our fee income is where we expected it to be.


Andrew Kliggerman Analyst

And on the tax?


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

Could you repeat your question on the tax?


Andrew Kliggerman Analyst

Yes, it just - it looked like you received a tax benefit and I tried to back out the net taxes as a result of that accounting below the line item, but it did look like you got about 2 cents of gain on taxes.


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

We did, you are right. We usually get a small gain. A lot of what came through in Q4 was actually a tax benefit arising from our state taxes in the U.S.


Andrew Kliggerman Analyst

And should we not expect that going forward?


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

It will depend on how much business we see through various locations, but there was a one-of gain in the quarter, yes.


Andrew Kliggerman Analyst

All that makes a lot of sense and those were good, quick answers. The last question would be about the environment for blocks like ERC, do you see anything out there? And what happened to that guy Vinnie who was on the phone before?


Michael French  - Scottish Re Group Limited - Chairman and CEO

I know who it was, and I won't embarrass him, Andrew. A good friend and a good shareholder as well. I think we had a little technical difficulties. Those blocks exist, and I think when you speak of the ERC, please correct me if I am imputing too much into the comment, the magnitude of ERC is one of the elements. There are a number of smaller, in-force opportunities that we see from time to time. I think you are talking about a relatively short list of opportunities, perhaps one - you know, you could count them on two hands, that would expect to emerge over the next 12 to 18 to 24 months timeframe. They do exist, quite often there's a long lead time before they come to roost. We are, in some cases, in active discussions with folks and active means talking to them occasionally, every other month or so to see where their objectives are, how their objectives are moving. Other opportunities are more anticipated than actively being pursued, and at the appropriate time we would of course sort of raise the activity level. So they do exist. In that size, ala the ERC, it is probably a number of opportunities that you count on two hands.

The interesting dynamic is the number of participants actively pursuing those blocks is relatively short. Other than Swiss Re, RGA and ourselves who tend to be perennial pursuers of such opportunities, occasionally there may be one-of or situation-specific bidders, so the universe of active and consistent participants is a much shorter list than we've ever seen in the five years that we've been in business. And quite often, you know, if one of the three happens to be busy doing something, the other two are probably in hot pursuit after the opportunities. So it is a very advantageous dynamic to pick up attractive blocks of business at high return dynamics.


Andrew Kliggerman Analyst

Thanks a lot.


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Michael French  - Scottish Re Group Limited - Chairman and CEO

Thank you.


Operator

Your next question comes from Bruce Wilcox.


Bruce Wilcox

Good morning, gentlemen. I just wanted to follow up on the assumptions and the way they knit together. Specifically, you are modeling a realized loss of $7m to $10m, did I hear that correct, from the investment portfolio?


Scott Willkomm  - Scottish Re Group Limited - President

Yes, Bruce. The way we do that is we take the projected size of the portfolio and the distribution of assets by rating category and asset class. Moody's publishes every year, actually I think all the rating agencies do, we happen to use the Moody's work. Moody's publishes an expected default rate and we impute that and actually we factor that into our pricing models on an individual basis, but we impute that to our overall portfolio. So what we are trying to do effectively, as we did a year ago when we gave guidance for 2003, our expectation actually was about $10m in losses if my memory serves me correct, and we came in about half that.


Bruce Wilcox

About 4.5. So there is nothing and this modeling for presumptive changes in the level or shape of the yield curve?


Scott Willkomm  - Scottish Re Group Limited - President

No, that is not the case. This is credit losses.


Bruce Wilcox

Okay, that's fine. Scott, just briefly to continue on that, when you, you know, give a guesstimate of the increase in book value, I mean, that would be inclusive of the operating income plus as estimated plus the changes in the investment gains?


Scott Willkomm  - Scottish Re Group Limited - President

It would be actually a real net income, retained earnings less dividends. The one element in our guidance that we did not speak to is this change in the value of the embedded derivative which we had - without getting into gory detail, there were three methods that one could choose to value that embedded derivative under this accounting pronouncement. We picked the one that we, in our estimation, thought was the least volatile to income. That is not factored into the numbers that we've quoted you here in terms of guidance. Okay?


Bruce Wilcox

And what is your - I mean, we have the average share count and fully diluted share count, but what is your period end fully diluted share count, please?


Scott Willkomm  - Scottish Re Group Limited - President

Elizabeth is going to do me a favor and look it up here. You mean for the projection or for the current, Bruce?


Bruce Wilcox

I'm wondering both, I mean your -


Scott Willkomm  - Scottish Re Group Limited - President

I figured you were going to say that.


Bruce Wilcox

But the HyCUs were sold before the year end, were they not?


Scott Willkomm  - Scottish Re Group Limited - President

Yes.


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

The HyCUs aren't dilutive until they reach $23 and change, so they are not dilutive in our EPS calculations.


Bruce Wilcox

Right.


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO


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So our fully diluted, I guess weighted average share count for the fourth quarter was 36.9m.


Bruce Wilcox

I have that weighted average, what I am looking for is period end.


Scott Willkomm  - Scottish Re Group Limited - President

Period end is 35.228.


Bruce Wilcox

It was virtually the same, so there is nothing -


Scott Willkomm  - Scottish Re Group Limited - President

That will be on page 6 of the release, under the caption under shareholder's equity.


Bruce Wilcox

That's fine, I'll let you go onto other questions. Thank you very much.


Scott Willkomm  - Scottish Re Group Limited - President

Thank you.


Operator

Our next question comes from John Hall.


John Hall  - Prudential Securities - Analyst

Good morning.


Scott Willkomm  - Scottish Re Group Limited - President

Good morning.


John Hall  - Prudential Securities - Analyst

Scott, I was wondering if you could carve out of the premiums earned, you know those that might be attributable to retroactive contracts in the fourth quarter.


Scott Willkomm  - Scottish Re Group Limited - President

I don't think we had any, John, as I just sort of think about it. We really didn't have any in the quarter that were other than the quarter, so -


John Hall  - Prudential Securities - Analyst

So it is really just kind of a -


Scott Willkomm  - Scottish Re Group Limited - President

It was a strong quarter, obviously, production was higher in the domestic operation and of course that sort of grows throughout the course of the year and we do have at least historically we've had a bit of seasonality towards the fourth quarter regardless, although that is becoming less pronounced, especially as we take on the ERC. The international operations are going extremely well as I think we've seen over the past two years, also just trending throughout the course of the year. So accordingly, premium levels higher than what we had forecast in prior quarters. And, quite frankly, we were probably being a little conservative in the forecasting.


John Hall - Prudential Securities - Analyst

Okay, that's fine. And the 11.5 ROE projection, is that a run rate at the end of the year or?


Scott Willkomm  - Scottish Re Group Limited - President

That's the weighted average, just your regular old return on average assets on an operating basis. So pulling out those expected losses of $7m to $10m of capital losses that we built into our model, taken as an average over the average equity of the course of the year. So that's a full year's average ROE.


John Hall  - Prudential Securities - Analyst

Fair enough. And then on the balance sheet I noticed a considerable change in a reinsurance related asset. Is that ERC or could you just explain what that is?


Scott Willkomm  - Scottish Re Group Limited - President

Yes, sir, it is ERC. So most of the material change, quite honestly, in the balance sheet were ERC related. So you know, you've seen that in a number of items throughout the course of the balance sheet.


John Hall  - Prudential Securities - Analyst


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So how does that particular reinsurance receivable asset work?


Elizabeth Murphy  - Scottish Re Group Limited - EVP and CFO

All it is is we are following FAS-113 conventions on grossing up our growth reserves. So if you look at our balance sheet number, of the $737m on the reinsurance recoverable, $713m relates to ERC and essentially that is the amount recoverable on reserves established. It is not cash receivables, although the majority of it is not a cash receivable.


John Hall - Prudential Securities - Analyst

And how will that move over time?


Scott Willkomm - Scottish Re Group Limited - President

That's really the reserve that we get to take for the retroceded business. There is a large chunk of the ERC business that had been retro seeded out, and that number will move similar to the reserves that we hold on the business. A certain portion will be retro seeded out and it will decrease over time as our reserves decrease on that.


John Hall - Prudential Securities - Analyst

Thank you very much.


Operator

(Operator instructions) We have a question at this time from Ken Suckaberg.


Ken Suckaberg Analyst

Good morning. Scott, I wondered if you could talk about key drivers that will get Scottish to a 15 percent ROE in 2006, and what I mean here is it one part acquisitions, one part organic growth, a combination of rising prices and deeper penetration of accounts, any color you can provide will be great.


Scott Willkomm - Scottish Re Group Limited - President

Sure, with respect to acquisitions the answer is no, we don't have that baked into our forecast. Quite frankly, you know, our acquisition of the worldwide operation two years ago is now completely integrated into our financial model, so the result of that contribution is there, but on a go-forward basis we don't have acquisitions built into the model. It is a combination of a number of things. One, from a top line perspective the obvious growth in the business, but also the amount of in force relative to newly written business. In force is your cash engine, your cash generator. Newly written business consumes cash. So as the ration of newly written business to in force business decreases, we become more efficient at funding that new business growth.

Secondly, the mix of business as I've talked about, I think in the comments as well as in various visits with investors and presentations that we've made, the mix of business towards our international business, which was somewhat skewed because of the ERC impact in 2004 is an important driver that happens to be a higher margin business, stereotypically speaking, than the North American business in general.

We've been able to achieve some very nice expense leverage this year, which we have not achieved in the past. We expect that that will continue. That allows, obviously, meaningful margin to fall straight down to the bottom line. We had made a big investment in infrastructure, in staff, when we were a younger company so that we could manage and grow the business well, so that's been a contributor. Obviously the mix of our funding has been an important contributor, it's contributed in a modest way in '03. It contributes in a more meaningful way in '04 whereas up until about a year and two or three months ago, 15 months ago, everything we wrote was funded by the most expensive piece of capital equity that's available.

So you know, you factor in all of these various elements into the overall mix and you continue to drive forward the overall return on equity and overall efficiency as the company gains scale in its operations.


Ken Suckaberg Analyst

Thanks very much.


Operator

(Operator instructions) Your next question at this time comes from Michael McNaulty.


Michael McNaulty - Context Capital - Analyst

Hi, this is Michael McNaulty at Context Capital. Scott and Michael, I was trying to get a sense of how you look at, from a statutory standpoint, where you need to be at the end of the day. I know you did the HyCUs and also a small trust preferred during the year, but what do you look at in terms of, we need `X' amount of statutory capital versus revenues, and then where do you think you are today, if you could give us a guidance on that, and then I had another follow up.


Scott Willkomm - Scottish Re Group Limited - President


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I think it would be incorrect to say that we looked specifically at statutory capital. We actually look at a number of different measures. Since statutory capital is a different animal, depending upon the jurisdiction, for example, where the business happens to be written and retained. We look at the overall capital resources of the organization. We look at the aggregate of invested assets that the company has access to. We look at the related liabilities that need to be funded. We look at what is in excess of the liability and we try to have a meaningful margin or cushion, if you will, in excess of what we need to fund our liabilities. And we look at that quite regularly and we gauge our capital needs based upon projecting that forward.

So that is something that we've been doing for the past three years, before that we had significantly more capital than we did business at the time. So that's the type of projection we make in terms of putting capital plans together and what form of capital, quite frankly, we need. We also look at rating agency models and the levels of capital that the rating agencies require us to have to either maintain or improve our ratings, and there are oftentimes multiples on top of that that are required by various rating agencies. So we have a number of different metrics to look at that we have to aggregate and take into account when we look at the overall capital needs and resources of the company.

We have to look at our cash flows off of our in force business, which as the company grows its in force become more substantial and a more important part in the overall funding structure of the business as well. So you have a number of different variables and moving parts and constraints, quite frankly, as we look through that.


Michael McNaulty - Context Capital - Analyst

Now where do you think you are today in your capital rates, obviously you put $165m or so on the books last year. You are talking about very nice growth over the next year-and-a-half or two years. You also said there might be some more acquisitions coming up. I just was trying to get a sense from that end as well as also, how much can you dividend up to the parent company? We're obviously one of your convert holders, so trying to get a sense -


Scott Willkomm - Scottish Re Group Limited - President


Right. In terms of funding the growth that we have, as we've said in the past and we've set out a year ago sort of a three-year forward look on capital, our objectives over the next two years, 2004, as we grow obviously we need capital and we measure that accordingly. In 2004 our expectation is most of the capital we raise will be in the form of various types of financing facilities that are not direct, on the balance sheet capital. The potential for acquisitions is what I would characterize as an event driven financing, and depending upon the nature and the magnitude of such an opportunity, as we've also said in the past, that would be an event-driven financing.

We also have indicated that in 2005 we would expect to be in the equity markets again as we anticipate the company will continue to grow, and so I think overall we have fairly well thought out approaches to running an efficient capital base. In terms of dividing it up to the holding company, we have a modest amount of capital in subsidiaries where dividends would be limited and those are principally going to be our two U.S. licensed companies. So most of the capital is retained outside of those subsidiaries and is quite fungible and can be moved around inter company with relative ease.


Michael McNaulty - Context Capital - Analyst

Okay, great. Thank you so much. Appreciate it.


Operator

Your next question comes from Mr. Andrew Kliggerman.


Andrew Kliggerman Analyst

Just wanted to get a sense of the in force versus the new business blocks out of that sizeable in force number to date?


Scott Willkomm - Scottish Re Group Limited - President

Well ERC I think is 156 out of the 257 - 275, sorry. And we didn't have any in force, new in force deals in the fourth quarter of any substance so it is all newly written business. Of the $55b we wrote in the year, I think probably all but five was newly written. Is that helpful?


Andrew Kliggerman Analyst

Definitely. So then going forward, what would be the game plan in terms of in force versus new?


Scott Willkomm - Scottish Re Group Limited - President

Well quite frankly, for the most part we are looking at when we say the 65 to 70 that is principally newly written business. There may be modest size in force blocks that are typically a billion, two billion here or there, but we haven't anticipated large in force transactions, and we never do, in those types of numbers.


Andrew Kliggerman Analyst

Okay, great.


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Scott Willkomm - Scottish Re Group Limited - President

They may come up, but those - you know, as I say, we don't plan that way.


Andrew Kliggerman Analyst

Thanks.


Operator

Our next question comes from Mr. Ned Davis.


Ned Davis Analyst

Scott, I was wondering if you could be a little bit more specific about the growth that you are looking for outside of the U.S. and particularly in Europe where if I remember you had stepped up your whole underwriting and staff activities, particularly in the U.K. Can you put some kind of a metric on the '04 expected growth just for Europe?


Scott Willkomm - Scottish Re Group Limited - President

No, I can't Ned, at least not easily for you. What we expect to come out of the international business, a good portion of the growth will be European in origin, though, so you know, we will see modest growth in the non-European business, I think you will see much of the growth skewed towards the developed nations of Western Europe.


Ned Davis Analyst

Okay, and just one other thing. On the tax rate, what is kind of a normalized tax rate, if there is any such thing, even beyond '04 for the company, if we are trying to model this out. Is there any way to get a handle on that?


Scott Willkomm - Scottish Re Group Limited - President

Well as the company grows our tax rate will go up modestly as we quite frankly grow in size. We would probably, I mean for modeling purposes you probably should be using something around 3 percent to 5 percent trending up to 9 to 10 over three to five year type timeframes. So I think that is probably, for modeling purposes, that is probably a fair number to use.


Ned Davis Analyst

Thanks a lot.


Operator

I am showing no further questions from the phone lines at this time.


Michael French - Scottish Re Group Limited - Chairman and CEO

Okay, operator. Well we thank you for joining us, everyone, and we will look forward to talking to you in a few months time. Take care.


Operator

Ladies and gentlemen, thank you for participating in today's conference, this concludes the program, you may all disconnect. Have a great day.


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